Exhibit 99.2

Contacts

Tiffany Steckler EA Corporate Communications +41 22 316 1322 tsteckler@europe.ea.com	Jeff Brown EA Corporate Communications +1 650 628 7922 jbrown@ea.com	Mary Vegh EA Investor Relations +1 650 628 3916 mvegh@ea.com	Tom Sarris Director of Communications Playfish +1 415 578 3194 (direct) 415.272.2174 (mobile) tom.sarris@playfish.com

ELECTRONIC ARTS ACQUIRES PLAYFISH

Brings New Brands, Resources

To Social Gaming

REDWOOD CITY, Calif., November 9, 2009 – Electronic Arts Inc. (NASDAQ: ERTS) today announced it has acquired Playfish™, a leading creator of social network games. The acquisition accelerates EA’s position in social entertainment and strengthens its focus on the transition to digital and social gaming. Playfish will operate within EA Interactive, a division of EA focused on the web and on wireless.

EA has acquired Playfish for approximately US$275 million in cash and approximately US$25 million in equity retention arrangements. In addition, the sellers are entitled to additional variable cash consideration, up to a maximum of US$100 million, contingent upon the achievement of certain performance milestones through December 31, 2011.

“Social gaming, with its emphasis on friends and community, is seeing tremendous growth and this is the right time to invest to strengthen our participation in this space,” said Barry Cottle, Senior Vice President and General Manager of EA Interactive. “EAi has been successfully leading the charge for EA, and with the addition of proven expertise from Playfish, their broad consumer base and strong game brands, we’re moving ahead aggressively in our plans to lead in the category of cross-platform social entertainment.”

“The industry is undergoing dramatic transformation and joining EA is the ideal opportunity for us to push forward our goals to lead in the social entertainment evolution on a faster and much larger scale,” said Kristian Segerstrale, CEO and Co-founder of Playfish. “EAi’s vision and entrepreneurial culture are consistent with our own, and together, we are in position to be the company that defines new and innovative connected experiences that will change the way people play games.”

Playfish is one of the world’s largest and most respected social gaming companies with more than 150 million games installed and played worldwide on platforms such as Facebook®, MySpace™, Google™, Bebo, iPhone™ and Android. Playfish currently has over 60 million monthly active players across its ten titles – including Facebook hits Pet Society, Restaurant City, and Country Story – driving more than 1 billion game play sessions every month.

EAi is a division of EA focused on digital business, including EA Mobile™, Pogo™ and social gaming. Pogo is the #1 casual gaming destination in audience engagement across North America and Europe. And EA Mobile is the world’s #1 mobile games publisher with 34% market share in the U.S., and the leading games publisher on Apple’s App Store with such Top Paid Apps as Rock Band®, Madden NFL10, The Sims™, and Tetris®.

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is a leading global interactive entertainment software company. Founded in 1982, the Company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, wireless devices and the Internet. Electronic Arts markets its products under four brand names: EA SPORTSTM, EATM, EA MobileTM and POGOTM. In fiscal 2009, EA posted GAAP net revenue of $4.2 billion and had 31 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA Mobile, Pogo and The Sims are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries. Rock Band is a trademark or registered trademark of Harmonix Music Systems, Inc., an MTV Networks company. Tetris is a registered trademark of Tetris Holding LLC. All other trademarks are the property of their respective owners.

About Playfish

Playfish leads the social gaming industry in innovation and creativity with award-winning, category-defining games designed for friends to play together. The company has changed the way people play games by creating more social and connected experiences. To date, more than 150 million Playfish games have been installed and played by millions of people worldwide on platforms such as Facebook, MySpace, Google, Bebo, iPhone and Android. The company’s games are amongst the most acclaimed and popular online, including Pet Society, Restaurant City, Country Story and Who Has The Biggest Brain? Playfish has development studios in London, San Francisco, Beijing and Tromso, Norway. Playfish is backed by Accel Partners, Index Ventures and Stanhope Capital.

Safe Harbor for Forward-Looking Statements

Some statements set forth in this press release regarding EA’s acquisition of Playfish Limited and the expected impact of the acquisition on EA’s strategic and operational plans, contain forward-looking statements that are subject to change. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the effect of the announcement of the acquisition on EA’s and Playfish’s strategic relationships, operating results and business generally, including the ability to retain key employees; EA’s ability to successfully integrate Playfish’s operations and employees; general economic conditions; and other factors described in EA’s SEC filings (including EA’s Annual Report on Form 10-K for the year ended March 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009). If any of these risks or uncertainties materializes, the potential benefits of the acquisition may not be realized, EA’s and/or Playfish’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. These forward-looking statements speak only as of the date of this press release. EA assumes no obligation to update these forward-looking statements.

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